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                                                                    Exhibit 99.1


January 22, 2001

 For Immediate Release

NEXTEL COMMUNICATIONS ANNOUNCES PLANS FOR A PRIVATE PLACEMENT OF $1.25 BILLION OF SENIOR NOTES

RESTON, Va., January 22, 2001 - Nextel Communications, Inc. announced today that it is planning to issue $1.25 billion of 9.5% Senior Notes due 2011 in a private placement, which is expected to close on January 26, 2001. Nextel Communications intends to use the net proceeds if the offering is completed to fund network expansion and for acquisition of additional spectrum, strategic investments, working capital needs, debt service requirements and/or for other general corporate purposes.

The securities offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful prior to registration or qualification under the securities laws of such state. The statements in this news release regarding the timing of the proposed offering and any other future aspects relating to the proposed offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the notes proposed to be offered.